Exhibit 8.1

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
Tokyo Lifestyle Limited	Hong Kong
Shenzhen Qingzhiliangpin Network Technology Co., Ltd.	China
REIWATAKIYA (MYS) SDN. BHD.	Malaysia